Exhibit 10.1

SINO-FOREIGN EQUITY JOINT VENTURE

WORLDWIDE ENERGY AND MANUFACTURING (NANTONG) CO., LTD.

JOINT VENTURE CONTRACT

CHAPTER 1  GENERAL PRINCIPLES

In accordance with the Sino-foreign Equity Joint Venture Law of the People’s Republic of China (the “Equity Joint Venture Law”) and other relevant PRC laws and regulations, Rugao Brother Solar Energy and Technology, Ltd. and Worldwide Energy and Manufacturing USA, Inc., agree to change the nature of the cooperative joint venture established by the Parties in Rugao City, Jiangsu Province, Worldwide Energy and Manufacturing (Nantong) Co., Ltd., to an equity joint venture and therefore to enter into this Equity Joint Venture Contract (“Contract”) through friendly consultations based on the principles of equality and mutual benefit.

CHAPTER 2  PARTIES TO THE JOINT VENTURE

Article 1	This Contract is made by and between the following parties ( “Parties”):

1.
Rugao Brother Solar Energy and Technology, Ltd. (“Party A”), an enterprise registered with State Administration of Industry and Commerce, Rugao City Bureau, with its legal address at Qifeng Road, Rucheng Town, Rugao City, Jiangsu Province

Legal Representative: Wang Jiangjun
Title: Executive Director,
Nationality: PRC
Telephone No.: 0513-87980321
Facsimile:  0513-87970321

2.	Worldwide Energy and Manufacturing USA, Inc. (“Party B”), a company incorporated in USA with its legal address at 408 North Canal Street, Units A and B, South San Francisco, CA 94080, USA.

Legal Representative: Wang Yong
Title: Chairman of the Board
Nationality: USA
Telephone No.: +1-650-794-9888
Facsimile being +1-650-794-9878

CHAPTER 3  ESTABLISHMENT OF THE JOINT VENTURE

Article 2	In accordance with the Equity Joint Venture Law and other relevant PRC laws and regulations, Party A and Party B agree to establish an equity joint venture in China.

Article 3	The name of the equity joint venture is Worldwide Energy and Manufacturing (Nantong) Co., Ltd. (the “Company”)

The name of the Company in Chinese is “南通美能得太阳能电力科技有限公司”

The name of the Company in English is “Worldwide Energy and Manufacturing (Nantong) Co., Ltd.”

The legal address of the Company is Qifeng Road, Rugao City, Jiangsu Province.

Article 4	Any business activities of the Company shall be subject to the PRC laws and regulations.

Article 5
The Company is a limited liability company.  Each Party to the Company shall be liable to the debts of the Company within the limit of the capital subscribed by it, share the profits, and undertake the risks and losses in proportion to each of their contributions to the registered capital.

CHAPTER 4  OBJECTIVES, SCOPE AND SCALE OF OPERATION

Article 6
The purpose of the Company: to achieve satisfactory financial returns through the manufacture and sale of proper products in international market by sufficiently utilizing Party A’s current manufacturing and technology conditions and Party B’s advantage in finance.

Article 7
The business scope of the Company is to develop, product and process solar energy photovoltaic modules and its component parts; to sell self-made products; and engage in import and export business with respect to the abovementioned products (excluding the distribution of imported products).

Article 8	The production scale in the early stage of the Company is fifty (50) megawatts solar energy photovoltaic component parts per year.

CHAPTER 5  TOTAL INVESTMENT AND REGISTERED CAPITAL

Article 9	The total amount of investment of the Company shall be US$ 25 Million (US$ 25,000,000.00).

Article 10	The total amount of capital contribution made by the Parties to the Company shall be US$ 10 Million (US$10,000,000.00) which will be the registered capital of the Company, among which:

Party A shall contribute US$ 4.9 Million (US$4,900,000.00) representing forty-nine percent (49%) of the registered capital of the Company;

Party B’s shall contribute US$ 5.1 Million (US$5,100,000.00) representing fifty-one percent (51%) of the registered capital of the Company.

Article 11	The payment method of the contributions is as follows:

Party A shall contribute US$ 4.9 Million (US$4,900,000.00), among which US$ 0.1 Million (US$10,000.00) shall be contributed in the form of Renminbi and US$ 4.89 Million (US$4,890,000.00) shall be contributed in the form of US Dollars.

Party B shall contribute US$ 5.1 Million (US$5,100,000.00) in the form of US Dollars.

The exchange rate for Renminbi and US Dollars shall be the Basic Rate as published by People’s Bank of China on the date of receipt of the contribution.

The cash and spot exchanges subscribed by the parties shall be used as a whole after its injection to the account of the Company.

Where either Party makes the investment in kind, the price and quality of which shall be acknowledged by the other Party.

Article 12	The registered capital subscribed by each Party has been fully contributed.

Article 13
Any transfer by a Party of all or any part of its contribution in the Company shall be consented by the other Party.  And an application with respect to such transfer shall be submitted to the original Approval Authority.  Within thirty (30) days following the approval by the original Approval Authority, the Company shall register such change with the original Registration Authority.

Where a Party transfers all or part of its contribution, the other Party shall have the right of first refusal under the same conditions.

CHAPTER 6  RESPONSIBILITIES OF THE PARTIES

Article 14	The Parties shall take most effective and efficient measures to achieve the purpose and objectives of the Company.

Party A shall complete the following matters:

1.	Be responsible to handle matters in connection with the establishment of the Company, such as filing applications for approvals and receipt of business license with relevant PRC authorities;

2.	Contribute the registered capital in accordance with Article 10, Article 11 and Article 12 hereof;

3.	Assist the Company in procurement within China;

4.
Be responsible to recommend employees from Party A’s original employees to the Company on merit per the Company’s needs, and to assist the Company in conducting recruitment from the public when the need of the Company for employees cannot be satisfied;

5.	Assist foreign employees to obtain entry visas;

6.	Provide market information in respect of the products of the Company;

7.	Handle other matters entrusted to it by the Company.

Party B shall complete the following matters:

1.	Subscribed the registered capital in accordance with Article 10, Article 11 and Article 12 hereof;

2.	Assist Party A to process formalities such as approvals, registrations, applications for business license and etc.;

3.	Assist Party A in the sales of the product of the Company;

4.	Handle other matters entrusted to it by the Company.

CHAPTER 7  SALES OF THE PRODUCTS

Article 15	More than ninety-five percent (95%) of the Company’s products shall be directly exported.

Article 16
Party A and Party B shall jointly be responsible for the sale of such products to be exported.  Where the price of the products to be sold by the Company is higher than the same to be sold by Party B, the Company may directly sell the products.

To facilitate the sale of the Company’s products, the Company may open branch companies inside or outside the territory of China upon approvals by relevant PRC authorities.

Article 17
Trademarks to be used on the Company’s product shall be discussed by Board of the Company.  It shall be used upon approval and registration by the Trademark Office of the State Administration for Industry and Commerce in accordance with relevant provisions of the Law of People’s Republic of China on Trademarks.

CHAPTER 8  BOARD OF DIRECTORS

Article 18	The date of the issuance of business license of the Company shall be the date of the establishment of Board of Directors of the Company (“Board”).

Article 19
The Board shall consist of three (3) directors (“Directors”), among which, one (1) shall be appointed by Party A and two (2) by Party B.  Chairman shall be appointed by Party B while Vice Chairman shall be appointed by Party A.  The Chairman, Vice Chairman, and the Director shall be appointed for a term of three (3) years and may serve consecutive terms if re-appointed by the nominating Party.

Article 20	The Board shall be the highest authority of the Company and entitled to decide all material matters of the Company. The following material matters shall be approved unanimously by the Board:

1.	Amendment of the Articles of Association of the Company;

2.	Extension, termination or dissolution of the Company;

3.	Merging with other economic organization;

4.	Increase or transfer of the Company’s registered capital.

Other matters shall be approved by the Board with a simple majority votes.

Article 21
The Chairman shall be the legal representative of the Company.  Where the Chairman fails to fulfill his obligations for any reason, he/she shall temporarily authorize the Vice Chairman or other Director to represent him/her.  Where the Chairman does not make an express authorization, the Vice Chairman shall represent the Chairman.

Article 22
The Board shall meet at least once a year and the Chairman shall convene and preside over the Board Meeting.  The Board meetings shall normally be held at the legal address of the Company.  The Chairman may convene an interim Board meeting under the request proposed by no less than one-third of the Directors.  The minutes of the meeting shall be placed on file until expiration of the term of the Company.

Article 23	Two-thirds of all of the Directors shall constitute a quorum for the annual Board Meeting and the interim Board meeting.

Article 24	Each Party has the obligation to ensure that the Directors appointed by it are present at the annual Board meeting and the interim Board meeting.

Where a Director is unable to attend a Board meeting for any reason, he/she must appoint a proxy in writing to attend the meeting on his/her behalf.

Article 25
Where any Director who is appointed by a Party or Parties fails to attend the Board meeting personally or by proxy, and the Board fails to reach a decision on major issues of the Company stipulated by laws, regulations and this Contract within two (2) days of the Board meeting due to such absence, the other Party (the notifying Party) shall again notify in writing the absent Director and the appointing Party or Parties (the receiving Party) to its legal address (domicile) to urge such Director to attend the Board meeting on the specified time.

Article 26
The abovementioned notice shall be sent by double-registered mail at least sixty (60) days prior to the date of the meeting and indicated that the receiving Party shall reply in writing within forty-five (45) days following the date on which the notice was sent with respect to the attendance of the Board meeting.  Where the receiving Party fails reply within specified time, it shall be deemed to forfeiture of his/her right.  Upon receiving of the return receipt of the double-registered mail by the notifying Party, the Directors appointed by the notifying Party can convene a special Board meeting.  This special Board meeting may make valid decision on major issues by unanimous approval by all the Directors present at the special Board meeting, even if the quorum has not been satisfied.

Article 27
The Chairman or the Vice Chairman or other Directors authorized by the Chairman shall have the right to supervise and examine the implementation of the Board resolutions by the General Manager, provided, however, no one has the right to interfere the General Manager’s management in the daily business.

CHAPTER 9  SUPERVISORS

Article 28	The Company has one (1) supervisor who will be appointed by both Parties.

Any Director, manager or financial principal shall not concurrently serve as the supervisor.

Article 29	The supervisor shall be appointed for a term of three (3) years and may serve consecutive terms if re-appointed.

Article 30	The board of Supervisors/ supervisor shall have the following duties:

1.	Examine the financial record of the Company;

2.	Supervise the behavior of the Directors and managers in connection with their performance of duties of the Company violating the laws, regulations or Articles of Association of the Company;

3.	Demand any Director or manager to correct his/her behaviors impairing the benefit of the Company;

4.	Propose to convene interim shareholders meeting;

5.	Other duties stipulated by the Articles of Association.

The Supervisor shall attend the Board Meeting as a non-voting attendant.

CHAPTER 10  MANAGEMENT ORGANIZATION

Article 31
The Company shall establish a management organization which shall be responsible the day-to-day operation and management of the Company.  The General Manager of the management organization shall be nominated by Party A while the deputy General Manager shall be nominated by Party B. Both the General Manager and the deputy General Manager shall be appointed by the Board.  The term of office shall be three (3) years.

Article 32
The duty of the General Manager is to execute the decisions resolved by the Board, organize daily management and operation of the Company.  The deputy General Manager shall assist the General Manager in performing his/her duties.

There will be eight departments in the management organization, which consists of manufacturing department, technology department, sales department, financial department, logistic department, administrative department, procurement department and engineering department.  Each department has one (1) department manager who shall be in charge of the operation of such department, complete tasks assigned by, and be accountable to, the General Manager or the deputy General Manager.

Article 33
Where the General Manager or the deputy General Manager engaged in malpractice or gross negligence in his/her duty, he/she will be dismissed by the Board resolution from time to time.  The nominating Party shall re-nominate a proper person to be approved by the Board to take office.

Article 34	The General Manager and the deputy General Manager shall only represent the Company and shall not represent either Party of the Company.

CHAPTER 11  PROCUREMENT OF EQUIPMENT AND MATERIALS

Article 35
The Company shall procure the raw materials, equipment and auxiliary components, transportation tools and office appliances necessary for the operations of the Company preferentially from domestic market under equal conditions.

Article 36
Where there are needs for the Company to procure equipment, the Parties shall jointly conduct inspection, selection, inquiry and choose the quality products with preferable price.  The Parties shall organize a business negotiation team constituted by representatives from the Parties to negotiate with the manufacturer of the equipment.  After that, the Company will procure the equipment directly or entrust Party B to procure the equipment from oversea market (Procurement agreements shall be executed separately.).  The procured equipment shall be brand new and shall be among the most advanced of the same kind throughout the world.  The mechanic equipments shall be submitted to the commodity inspection authority of the PRC for inspection pursuant to the Regulations on Commodity Inspection of PRC.

CHAPTER 12  LABOR MANAGEMENT

Article 37
The Company shall adopt the labor contract system on recruitment.  Plans relating to matters on the recruitment, dismissal and termination of labor contract, production and working tasks, salary, rewards and discipline, working time and vocations, labor insurance and welfares, labor protection, and employment disciplines shall be discussed and formulated by the Board and shall be stipulated in the collective labor contract between the Company and the union of the Company, or in the labor contract between the Company and the employees in accordance with the Labor Law of People’s Republic of China and other relevant laws and regulations.  The labor contract shall be filed with local labor administration authority for authentication after execution.

Article 38
The recruitment, salary, social security, welfare and reimbursement of travel expense for the senior management shall be discussed and deiced on by the Board in accordance with relevant regulations of PRC.

CHAPTER 13  TAX; FINANCE; AUDIT

Article 39	The Company shall pay various taxes in accordance with the relevant Laws and regulations of PRC.

Article 40	The Company shall be responsible to withhold and collect the individual income tax of the employees of the Company in accordance with the Individual income Tax Law of People’s Republic of China.

Article 41
The Company shall withdraw the reserve fund, the enterprise expansion fund and bonus and welfare fund of the Company in accordance with the Equity Joint Venture Law.  The amount of the reserve fund withdrawn shall not be less than ten percent (10%) of the after-tax profit in any one year.  The Board shall discuss and decide on the percentage of the enterprise expansion fund and bonus and welfare fund of the Company according to the business of the Company.

Article 42
The fiscal year of the Company shall start on January 1 of each calendar year and end on December 31 of the same year.  All accounting documents, vouches, reports and books of the Company shall be prepared in Chinese.  The Company shall use Renminbi as the base bookkeeping currency in its financial statements.

Article 43	The financial auditing of the Company shall be conducted and examined by certified public accountant registered in China retained by the Company and the results shall be reported to the Board.

Where a Party finds it necessary to hire certified public accountant registered in other countries to audit the annual finance of the Company, the other Party shall consent, provided that all the expenses incurred therefrom shall be undertaken by the hiring Party.

Article 44
Within three (3) months following the beginning of each fiscal year, the Company shall under organization of the General Manager prepare the balance sheet, statement of loss and gain and profit distribution plan which shall be submitted to the Board meeting for approval.

CHAPTER 14  TERM OF JOINT VENTURE

Article 45	The term of the Company will expire on February 26, 2059 (“Term”).

If one Party proposes to extend the Term, and such proposition is approved by the Board, such extension shall be filed with the original Approving Authority for approval at least six (6) months before the expiry of the Term.

Within thirty (30) days after the approval of extension of the Term, such extension shall be filed with original Registration Authority for registration.

CHAPTER 15  DISPOSAL OF ASSETS UPON EXPIRATION

Article 46
Upon the expiration or early termination of the Company, the Company shall conduct liquidation in accordance with the laws.  The assets after liquidation shall be distributed in proportion to the respective shares in the registered capital of the Parties to the Company.

CHAPTER 16  INSURANCE

Article 47
Any insurance of the Company shall be purchased from domestic insurance companies.  The Board shall discuss and determine the type of insurance, the value of insurance, the currency of insurance and the term of insurance in accordance with regulations relating to insurance of the PRC.

CHAPTER 17  AMENDMENT; MODIFICATION; TERMINATION

Article 48	Any amendment to the Contract shall become effective upon written approval of the Parties and approval by the original Approval Authority.

Any amendment to the annex of this Contract shall become effective upon the Board’s unanimous approval and the original Approval Authority.

Article 49
Where the performance of the Contract becomes impossible due to an event of Force Majeure, or where the Company is unable to continue its business due to losses in consecutive years, the Board may unanimously approve to terminate or cancel the Contact in advance, which shall be approved by the original Approval Authority.

Article 50
Where a Party fails to perform the obligations under the Contract or the Articles of Association, or materially breaches the Contract or the Articles of Association, due to which the Company becomes unable to operate or achieve its purpose hereunder, the breaching Party shall be deemed as unilaterally terminating the Contract.  In addition to the right to seek compensation from the breaching Party, the complying Party shall have the right to apply to the original Approval Authority to terminate the Contract according to the provisions hereunder.  Where the Parties agree to continue the operation, the breaching Party shall compensate the economic losses of the Company in the first place.

CHAPTER 18  LIABILITY FOR BREACH OF CONTRACT

Article 51
Where the Contract and its annex cannot be performed in part or in whole due to the fault of one Party, such Party shall be liable for breach of contract.  Where the Contract and its annex cannot be performed due to the fault of both Parties, each Party shall respectively be liable for its own breach of contract according to actual situation.

CHAPTER 19  EVENT OF FORCE MAJEURE

Article 52
Where an event of force majeure, such as earthquake, typhoon, fire, flood, war and other event that is unforeseeable and the results of which is unpreventable and unavoidable, directly affect the performance of the Contract or result in a failure to perform the Contract under provided conditions, the Party affected by such event shall immediately notice such event to the other Party by telegram, and shall within fifteen (15) days provide valid proof of the reason with respect to impossibility of performance , partial performance or the need to delay the performance, which shall be issued by the notary public located at the place where such event occurs.  The Parties shall discuss and determine whether to terminate the Contract, to partially waive the obligations under the Contract, or to delay the performance of the Contract to the extent that the performance is affected.

CHAPTER 20  GOVERNING LAWS

Article 53	The execution, performance, modification, termination and disputes resolution hereunder shall be governed by laws of People’s Republic of China.

CHAPTER 21  SETTLEMENT OF DISPUTES

Article 54	Any dispute arising out of or in connection with this Contract shall be resolved through friendly negotiation by the Parties.

Article 55	The Parties agree that, during the settlement of disputes, they shall continue to perform their respective obligations under this Contract, except for those disputed matters.

CHAPTER 22  LANGUAGE

Article 56	This Contract is written in Chinese.

CHAPTER 23  EFFECTIVENESS; MISCELLANEOUS

Article 57	The Articles of Association, Capital Contribution Agreement, Products Buy-back Agreement, Lease Contract, Equipment Importing Contract shall constitute part of this Contract.

Article 58	This Contract, including its annex, shall become effective upon approval by Approval Authority entrusted by Ministry of Commerce of the PRC.

Article 59
Notices given by one Party to the other Party can be made by telephone, telegram or telex, and shall be made in writing from time to time in the event that the contents containing the rights and obligations of the Parties.  All notices shall be served to the legal address of the other Party.  In case that the legal address of either Party is changed, the Party shall notice the other Party within thirty (30) days before such change, or otherwise the Party whose legal address is changed shall be liable for any liabilities result therefrom.

Article 60	This Contract is executed by the Parties in Rugao City, China on March 10, 2010.

Party A:

Legal Representative: Wang Jianjun

(Signature and seals)

Party B:

Legal Representative: Wang Yong

 (Signature and seals)

March10, 2010